Registration Statement No. 333-218604-02

Filed Under the Securities Act of 1933, Rule 424(b)(2)

Product Supplement No. STEPS-1
(To Prospectus dated June 30, 2017

and Prospectus Supplement dated June 30, 2017)

August 11, 2017

STEP Income Securities® Linked to a Single Equity Security

•	The STEP Income Securities® (the “notes”) are unsecured senior notes issued by Credit Suisse AG, acting through one of its branches (“Credit Suisse”). All payments due on the notes, including any repayment of principal, will be subject to the credit risk of Credit Suisse.

•	The notes do not guarantee the return of principal at maturity. Instead, the return on the notes will be based on the performance of an underlying “Market Measure,” which will be the common equity securities of a company other than us, the agents, and our respective affiliates (the “Underlying Stock”).

•	The notes pay a fixed interest rate over their term and provide an opportunity to earn an additional fixed payment at maturity (the “Step Payment”). However, your payment at maturity will be exposed to any negative performance of the Underlying Stock below the Threshold Value (as defined below) on a 1-to-1 basis.

•	If the value of the Underlying Stock increases from its Starting Value to an Ending Value (each as defined below) that is greater than or equal to a specified “Step Level,” the cash payment per unit at maturity (the “Redemption Amount”) will equal the principal amount plus the Step Payment. The maximum payment on the notes will equal the principal amount plus the interest payments and the Step Payment, if any.

•	If the Ending Value is less than the Step Level, but greater than or equal to the Threshold Value, you will receive your principal amount at maturity. However, if the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Underlying Stock below the Threshold Value. In such a case, you may lose all or a significant portion of the principal amount of your notes.

•	This product supplement describes the general terms of the notes, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•	For each offering of the notes, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Underlying Stock, the Threshold Value, the Step Level, the Step Payment, the interest rate, the interest payment dates, and certain risk factors. The term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•	The notes will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and one or more of its affiliates may act as our agents to offer the notes and will act in a principal capacity for your account.

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not insured by the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, Switzerland, or any other jurisdiction. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-7 of this product supplement.  You may lose all or a significant portion of your principal amount of the notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus.  Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

TABLE OF CONTENTS

Page

SUMMARY	PS-3
RISK FACTORS	PS-7
SUPPLEMENTAL USE OF PROCEEDS AND HEDGING	PS-17
DESCRIPTION OF THE NOTES	PS-18
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-30
CREDIT SUISSE AG	PS-31
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	PS-32
ERISA CONSIDERATIONS	PS-41

_______________

“STEP Income Securities®” and “STEPS” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet.  Neither we nor MLPF&S have authorized any other person to provide you with any information different from the information set forth in these documents.  If anyone provides you with different or inconsistent information about the notes, you should not rely on it. You should assume that the information in this product supplement, the prospectus supplement, and prospectus, together with the term sheet, is accurate only as of the date on their respective front covers.

Key Terms:

General:

The notes are senior debt securities issued by Credit Suisse, and are not guaranteed or insured by the FDIC or any other governmental agency of the United States, Switzerland, or any other jurisdiction and are not secured by collateral.  They rank equally with all of our other unsecured senior debt from time to time outstanding. All payments due on the notes, including any repayment of principal, are subject to our credit risk.

We will make periodic interest payments on the notes at a fixed interest rate. The payment on the notes at maturity will be based on the performance of an Underlying Stock, and there is no guaranteed return of principal at maturity. Therefore, you may lose all or a significant portion of your principal amount if the value of the Underlying Stock decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

Each issue of the notes will mature on the date set forth in the applicable term sheet.  We cannot redeem the notes at any earlier date, except under the limited circumstances set forth below.

Interest Rate:	The interest rate will be specified in the term sheet.
Underlying Stock:	The Underlying Stock of a company (the “Underlying Company”) represented either by a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or by American Depositary Receipts (“ADRs”) registered under the Exchange Act, which will be set forth in the applicable term sheet.
Underlying Stock Performance:

The performance of the Underlying Stock will be measured according to the percentage change of the Underlying Stock from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the price of the Underlying Stock on the date when the notes are priced for initial sale to the public (the “pricing date”), determined as set forth in the applicable term sheet.

The “Threshold Value” will be a price of the Underlying Stock that equals a specified percentage (100% or less) of the Starting Value. The Threshold Value will be determined on the pricing date and set forth in the term sheet.  If the Threshold Value is equal to 100% of the Starting Value, you will be exposed to any decrease in the value of the Underlying Stock from the Starting Value to the Ending Value on a 1-to-1 basis, and you may lose all of your principal amount of the notes.

The “Step Level” will be a price of the Underlying Stock that equals a specified percentage (over 100%) of the Starting Value. The Step Level will be determined on the pricing date and set forth in the term sheet.

The “Ending Value” will equal the Closing Market Price (as defined below) of the Underlying Stock as of the valuation date multiplied by the Price Multiplier (as defined below) on that day.

If a Market Disruption Event (as defined below) occurs and is continuing on the scheduled valuation date, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of the Notes—The Starting Value and the Ending Value—Ending Value.”

Price Multiplier:	Unless otherwise set forth in the term sheet, the “Price Multiplier” for each Underlying Stock will be 1, and will be subject to adjustment for certain corporate events relating to an Underlying Stock described below under “Description of the Notes—Anti-Dilution Adjustments.”
Step Payment:	A dollar amount that will be equal to a percentage of the principal amount. The Step Payment will be determined on the pricing date and set forth in the applicable term sheet.

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that will equal the principal amount plus the Step Payment if the Ending Value is greater than or equal to the Step Level.  If the Ending Value is less than the Step Level, but is greater than or equal to the Threshold Value, then the Redemption Amount will equal the principal amount. If the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Underlying Stock below the Threshold Value, and you will receive a Redemption Amount that is less than the principal amount. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be zero.

All payments due on the notes, including any repayment of principal, are subject to our credit risk as issuer of the notes.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

Principal at Risk:	You may lose all or a significant portion of the principal amount of the notes. Further, if you sell your notes prior to maturity, the price you may receive may be less than the price that you paid for the notes.
Calculation Agent:	The calculation agent will make all determinations associated with the notes, such as determining the Starting Value, the Threshold Value, the Step Level, the Ending Value, and the Redemption Amount. We may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as the calculation agent for the notes. Alternatively, we and MLPF&S or one of its affiliates may act as joint calculation agents for the notes. See the section entitled “Description of the Notes—Role of the Calculation Agent.”
Agents:	MLPF&S and one or more of its affiliates will act as our agents in connection with each offering of the notes and will receive an underwriting discount based on the number of units of the notes sold. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase the notes.
Listing:	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

This product supplement relates only to the notes and does not relate to the Underlying Stock described in any term sheet.  You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes.  In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you.  If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents.  However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Neither we nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell notes to anyone and are not soliciting an offer to buy the notes from anyone in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.  Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Credit Suisse. Credit Suisse, a corporation established under the laws of, and licensed as a bank in, Switzerland, is a wholly-owned subsidiary of Credit Suisse Group AG.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any notes.

RISK FACTORS

Your investment in the notes is subject to significant investment risks, many of which differ from those of a conventional debt security.  Your decision to purchase the notes should be made only after carefully considering the risks, including those discussed below, in light of your particular circumstances.  The notes are not an appropriate investment for you if you are not knowledgeable about the material terms of the notes or investments in equity or equity-based securities in general.

General Risks Relating to the Notes

Your investment may result in a loss; there is no guaranteed return of principal.  There is no fixed principal repayment amount on the notes at maturity. The Redemption Amount will be based on the performance of the Underlying Stock. If the Ending Value is less than the Threshold Value, you will receive a Redemption Amount at maturity that will be less than the principal amount of your notes and, if the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be zero.

You will not receive a Step Payment at maturity unless the Ending Value of the Underlying Stock is greater than or equal to the Step Level as of the valuation date.  If the Ending Value of your notes is less than the Step Level as of the valuation date, you will not receive a Step Payment on the maturity date.  This will be the case even if the value of the Underlying Stock to which your notes are linked may be equal to or greater than the Step Level at certain points during the term of the notes.

Your return on the notes may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity.  The return that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return will be limited to the return represented by the periodic interest payments over the term of the notes and the Step Payment, if any, and may be less than a comparable investment directly in the Underlying Stock.  Your return on the notes is based on the periodic interest payments over the term of the notes and on the performance of the Underlying Stock from the Starting Value to the Ending Value.  However, your return on the notes will never exceed the sum of (i) the periodic interest payments over the term of the notes and (ii) the Step Payment, if any, at maturity, regardless of the extent to which the Ending Value exceeds the Step Level.  In contrast, a direct investment in the Underlying Stock would allow you to receive the full benefit of any appreciation in the value of the Underlying Stock.

In addition, unless otherwise set forth in the term sheet or in the event of an adjustment as described in this product supplement under “Description of the Notes—Anti-Dilution Adjustments,” the Ending Value will not reflect the value of dividends paid, or distributions made, on the Underlying Stock, or any other rights associated with the Underlying Stock. Your return on the notes will not reflect the return you would realize if you actually owned shares of the Underlying Stock.

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.  The notes are our senior unsecured debt securities.  As a result, your receipt of the interest payments on the notes and the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the applicable payment dates, regardless of whether the Underlying Stock increases from the Starting Value to the Ending Value.  No assurance can be given as to what our financial condition will be on any payment date.  If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations.  Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the notes.  However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the Underlying Stock, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

Our initial estimated value of the notes will be determined based on our proprietary pricing models, and may not be comparable to estimated values of similar notes of other issuers. The initial estimated value of the notes, which will be set forth in the applicable term sheet, is an estimate only, determined as of a particular point in time by reference to our proprietary pricing models. These pricing models consider certain factors, such as our internal funding rate on the pricing date, interest rates, volatility of the Underlying Stock and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect. Because our pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by us (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

Our internal funding rate for market-linked notes is typically lower than our secondary market credit rates. Because we will use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be greater than if we used our secondary market credit rates in valuing the notes.

The public offering price you pay for the notes will exceed the initial estimated value. This is due to, among other transaction costs, the inclusion in the public offering price of the underwriting discount and an expected hedging related charge.

Assuming no change in market conditions or other relevant factors after the pricing date, the market value of your notes may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the inclusion in the public offering price of the underwriting discount and an expected hedging related charge and the internal funding rate we use in pricing the notes. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the value of the Underlying Stock, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. MLPF&S has advised us that any repurchases by them or their affiliates are expected to be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups.  If you sell your notes to a dealer other than MLPF&S in a secondary market transaction, the dealer may impose its own discount or commission. MLPF&S has also advised us that, at its discretion and for your benefit, assuming no changes in market conditions after the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. That higher price reflects costs that are expected to be included in the public offering price of the notes, and that higher price may also be initially used for account statements or otherwise. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

We cannot assure you that there will be a trading market for your notes.  If a secondary market exists, we cannot predict how the notes will trade, or whether that market will be liquid or illiquid.  The development of a trading market for the notes will depend on various factors, including our financial performance and changes in the price of the Underlying Stock.  The number of potential buyers of your notes in any secondary market may be limited.  There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for the notes, but none of them is required to do so and may cease to do so at any time.  Any price at which an agent or its affiliates may bid for, offer, purchase, or sell any of the notes may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs.  These bids, offers, or transactions may adversely affect the prices, if any, at which the notes might otherwise trade in the market.  In addition, if at any time any entity were to cease acting as a market-maker for any issue of the notes, it is likely that there would be significantly less liquidity in that secondary market.  In such a case, the price at which those notes could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the term sheet, we will not list the notes on any securities exchange or quotation system.  Even if an application were made to list your notes, we cannot assure you that the application will be approved or that your notes will be listed and, if listed, that they will remain listed for their entire term.  The listing of the notes on any securities exchange or quotation system will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

The Redemption Amount will not reflect changes in the value of the Underlying Stock other than as of the valuation date.  Changes in the value of the Underlying Stock during the term of the notes other than as of the valuation date will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Step Level and the Threshold Value. No other values of the Underlying Stock will be taken into account. As a result, even if the value of the Underlying Stock has increased at certain times during the term of the notes, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.  The notes are not designed to be short-term trading instruments.  The limited protection against the risk of losses provided by the Threshold Value, if any, will only apply if you hold the notes to maturity. You have no right to have your notes redeemed prior to maturity.  If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them.  At that time, there may be an illiquid market for your notes or no market at all.  Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below.  The impact of any one factor may be offset or magnified by the effect of another factor.  The following paragraphs describe a specific factor’s expected impact on the market value of the notes, assuming all other conditions remain constant.

•	Value of the Underlying Stock. We anticipate that the market value of the notes prior to maturity generally will depend to a significant extent on the value of the Underlying Stock. In general, it is expected that the market value of the notes will decrease as the value of the Underlying Stock decreases, and increase as the value of the Underlying Stock increases (up to the Step Level). However, as the value of the Underlying Stock increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate. If you sell your notes when the value of the Underlying Stock is less than, or not sufficiently above, the applicable Starting Value, then you may receive less than the principal amount of your notes.

In addition, we do not expect that the notes will trade in any secondary market at a price that is greater than the sum of the principal amount, the value of any remaining interest payments and the applicable Step Payment.

•	Volatility of the Underlying Stock. Volatility is the term used to describe the size and frequency of market fluctuations. Increases or decreases in the volatility of the Underlying Stock may have an adverse impact on the market value of the notes. Even if the value of the Underlying Stock increases after the applicable pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Underlying Stock will continue to fluctuate until the Ending Value is determined.

•	Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may adversely affect the value of the Underlying Stock and the market value of the notes.

•	Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes. The level of interest rates also may affect the U.S. economy and any applicable market outside of the U.S., and, in turn, the value of the Underlying Stock, and, thus, the market value of the notes may be adversely affected. If the Underlying Stock is an ADR, the level of interest rates in the relevant foreign country may affect the economy of that foreign country and, in turn, the value of the ADR, and, thus, the market value of the notes may be adversely affected.

•	Dividend Yields. In general, if the cumulative dividend yield on the Underlying Stock increases, we anticipate that the market value of the notes will decrease; conversely, if that dividend yield decreases, we anticipate that the market value of your notes will increase.

•	Our Financial Condition and Creditworthiness. Our actual and perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes. However, because the value of the notes depends upon factors in addition to Credit Suisse’s ability to pay its obligations, such as the price of the Underlying Stock, a decrease in our credit spreads or an improvement in our credit ratings will not reduce the other investment risks related to the notes or necessarily increase the market value of the notes.

•	Time to Maturity. There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Underlying Stock prior to the maturity date. As the time to maturity decreases, this disparity may decrease, such that the value of the notes will approach the expected Redemption Amount and the interest payment to be paid at maturity.

Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the notes and their market value.  We, the agents, and our respective affiliates may buy or sell shares of the Underlying Stock, futures, options contracts or exchange-traded instruments on the Underlying Stock, or other listed or over-the counter derivative instruments linked to the Underlying Stock.  We, the agents, and our respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the notes.  These transactions could adversely affect the value of an Underlying Stock in a manner that could be adverse to your investment in the notes.  On or before the applicable pricing date, any purchases by us (including those for the purpose of hedging our obligations under the notes), the agents, and our respective affiliates, or others on our or their behalf may increase the value of the Underlying Stock.  Consequently, the value of that Underlying Stock may decrease subsequent to the pricing date of an issue of the notes, which may adversely affect the market value of the notes.

We, the agents, or one or more of our respective affiliates may also engage in hedging activities for business reasons generally and in anticipation of the sale of the notes.  From time to time, we, the agents, and our respective affiliates may enter into additional hedging transactions or unwind those that we or they have entered into and may liquidate or close out a portion of these holdings at or about the time of maturity of the notes, including on the valuation date. These hedging activities may decrease the value of the Underlying Stock prior to maturity of the notes, and may reduce the Redemption Amount.

Furthermore, we, the agents, and our respective affiliates may purchase or otherwise acquire a long or short position in the notes, and may hold or resell the notes.  For example, the agents may enter into these transactions in connection with any market making activities in which they engage.  We cannot assure you that these activities will not adversely affect the value of the Underlying Stock, the market value of your notes prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you.  We, the agents, or one or more of our respective affiliates may engage in trading activities related to the Underlying Stock that are not for your account or on your behalf.  We, the agents, or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Underlying Stock. These trading and other business activities may present a conflict of interest between your interest in the notes and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.  These trading and other business activities, if they influence the value of the Underlying Stock or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

We, the agents, and one or more of our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes.  We, the agents, or our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of the notes.  We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates.  Such a party may enter into additional hedging transactions with other parties relating to the notes and the Underlying Stock.  This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.  We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases, or whether the Redemption Amount on the notes is more or less than the principal amount of the notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our respective affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

There may be potential conflicts of interest involving the calculation agent.  We have the right to appoint and remove the calculation agent.  We may be the calculation agent or act as joint calculation agent for the notes and, as such, will determine the Starting Value, the Threshold Value, the Step Level, the Ending Value and the Redemption Amount.  Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent.  These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if certain corporate events occur with respect to the Underlying Stock.  See the sections entitled “Description of the Notes—Market Disruption Events” and “—Anti-Dilution Adjustments.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment.  However, because we may serve as the calculation agent, potential conflicts of interest could arise.

In addition, we may appoint MLPF&S or one of its affiliates to act as the calculation agent or as joint calculation agent for the notes.  As the calculation agent or joint calculation agent, MLPF&S or one of its affiliates will have discretion in making various determinations that affect your notes.  The exercise of this discretion by the calculation agent could adversely affect the value of your notes and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the notes and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.

The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to a holder of the notes.  No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes.  As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain.  Under the terms of the notes, you will have agreed to treat the notes as prepaid financial contracts, with respect to the Market Measure, as described under “Material U.S. Federal Income Tax Considerations.”  If the U.S. Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of gain or loss with respect to the notes may differ. No ruling has been requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “Material U.S. Federal Income Tax Considerations.”  It is possible that regulations or other guidance may be issued that require holders of the notes to recognize income in respect of the notes prior to receipt of any payments thereunder or redemption, sale or exchange thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon redemption, sale or exchange) in respect of the notes being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the notes could be subject to U.S. withholding tax in respect of the notes under such regulations or other guidance.  Additionally, members of Congress have from time to time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the notes).  These or other potential changes in law could adversely affect the tax treatment of the notes and may be applied with retroactive effect.  You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING ALL ASPECTS OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Any gain you realize may be taxed as ordinary income under U.S. federal income tax law.  If the notes have a term greater than one year, all or a portion of the gain realized from investing in the notes may be subject to recharacterization as ordinary income, as well as an interest charge, under the “constructive ownership transaction” rules.  Special tax rules apply to a person that enters into a “constructive ownership transaction” with respect to any “pass-thru” entity, which may include the Market Measure.  You should consult with your tax advisor regarding the possible application of the constructive ownership transaction rules to the notes.  See the section entitled “Material U.S. Federal Income Tax Considerations–Constructive Ownership Transaction Rules.”

Risks Relating to the Underlying Stock

You must rely on your own evaluation of the merits of an investment linked to the applicable Underlying Stock.  In the ordinary course of business, we, the agents, and our respective affiliates may have expressed views on expected movements in an Underlying Stock, and may do so in the future.  These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to an Underlying Stock may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning an Underlying Stock from multiple sources, and you should not rely on our views or the views expressed by these entities.

You will have no rights as a security holder, you will have no rights to receive any shares of the Underlying Stock, and you will not be entitled to dividends or other distributions by the Underlying Company. The notes are our debt securities.  They are not equity instruments, shares of stock, or securities of any other issuer.  Investing in the notes will not make you a holder of the Underlying Stock.  You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to the Underlying Stock.  As a result, the return on your notes may not reflect the return you would realize if you actually owned shares of the Underlying Stock and received the dividends paid or other distributions made in connection with them. Your notes will be paid in cash and you have no right to receive shares of the Underlying Stock.

If shares of the Underlying Company are also listed on a foreign exchange, your return may be affected by factors affecting international securities markets.  The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets.  Factors which could affect those markets, and therefore the return on your notes, include:

•	Market Liquidity and Volatility. The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•	Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems.  In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses.  The economic and financial data about some of these countries may be unreliable.  Additionally, the accounting, auditing and financial reporting standards and requirements applicable to companies in foreign countries may differ from those applicable to U.S. reporting companies.

We and the agents do not control the Underlying Company and have not verified any disclosure made by the Underlying Company.  We, the agents, or our respective affiliates currently, or in the future, may engage in business with the Underlying Company, and we, the agents, or our respective affiliates may from time to time own securities of the Underlying Company. However, none of us, the agents, or any of our respective affiliates has the ability to control any actions of the Underlying Company or has undertaken any independent review of, or made any due diligence inquiry with respect to, the Underlying Company. Unless otherwise specified therein, any information in the term sheet regarding any Underlying Company is derived from publicly available information. You should make your own investigation into the Underlying Stock.

Our business activities and those of the agents relating to the Underlying Company or the notes may create conflicts of interest with you.  We, the agents, and our respective affiliates, at the time of any offering of the notes or in the future, may engage in business with the Underlying Company, including making loans to, equity investments in, or providing investment banking, asset management, or other services to the Underlying Company, its affiliates, and its competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including the notes. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your notes. Any of these activities may adversely affect the value of the Underlying Stock and, consequently, the market value of your notes. None of us, the agents, or our respective affiliates makes any representation to any purchasers of the notes regarding any matters whatsoever relating to the Underlying Company. Any prospective purchaser of the notes should undertake an independent investigation of the Underlying Company to the extent that, in its judgment, is appropriate to make an informed decision regarding an investment in the notes. The selection of the Underlying Stock does not reflect any investment recommendations from us, the agents, or our respective affiliates.

The Underlying Company will have no obligations relating to the notes and we will not perform any due diligence procedures with respect to the Underlying Company.  The Underlying Company will not have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or the needs of noteholders into consideration for any reason, including taking any corporate actions that might affect the value of the Underlying Stock or the value of the notes.  The Underlying Company will not receive any of the proceeds from any offering of the notes, and will not be responsible for, or participate in, the offering of the notes.  No Underlying Company will be responsible for, or participate in, the determination or calculation of the amount receivable by holders of the notes.

None of us, the agents, or any of our respective affiliates will conduct any due diligence inquiry with respect to the Underlying Stock in connection with an offering of the notes.  None of us, the agents, or any of our respective affiliates has made any independent investigation as to the completeness or accuracy of publicly available information regarding the Underlying Company or as to the future performance of the Underlying Stock.  Any prospective purchaser of the notes should undertake such independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Company.  The Price Multiplier, the Ending Value, the Redemption Amount and other terms of the notes may be adjusted for the specified corporate events affecting the Underlying Stock, as described in the section entitled “Description of the Notes—Anti-Dilution Adjustments.”  However, these adjustments do not cover all corporate events that could affect the market price of an Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions.  The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier or the amount payable to you at maturity may adversely affect the Closing Market Price of the Underlying Stock, the Ending Value, and the Redemption Amount, and, as a result, the market value of the notes.

Risks Relating to Underlying Stocks That Are ADRs

The value of an ADR may not accurately track the value of the common shares of the related Underlying Company.  If the Underlying Stock is an ADR, each ADR will represent shares of the relevant Underlying Company. Generally, ADRs are issued under a deposit agreement that sets forth the rights and responsibilities of the depositary, the Underlying Company and the holders of the ADRs. The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares. There are important differences between the rights of holders of ADRs and the rights of holders of the underlying common shares. In addition, trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs.  For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares.

Exchange rate movements may adversely impact the value of an Underlying Stock that is an ADR.  If an Underlying Stock is an ADR, its market price will generally track the U.S. dollar value of the market price of the underlying common shares.  Therefore, if the value of the related foreign currency in which the underlying common shares are traded decreases relative to the U.S. dollar, the market price of the Underlying Stock may decrease while the market price of the underlying common shares remains stable or increases, or does not decrease to the same extent.  As a result, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency could have an adverse impact on the value of the Underlying Stock and consequently, the value of your notes and the Redemption Amount.

Adverse trading conditions in the applicable non-U.S. market may negatively affect the value of an Underlying Stock that is an ADR.  Holders of an Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares.  This provision permits investors in the ADRs to take advantage of price differentials between markets.  However, this provision may also cause the market prices of the applicable Underlying Stock to more closely correspond with the values of the common shares in the applicable non-U.S. markets.  As a result, a market outside of the United States for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs, which may negatively impact the value of such ADRs and, consequently, the value of your notes.

Delisting of an Underlying Stock that is an ADR may adversely affect the value of the notes. If an Underlying Stock that is an ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, the Market Measure for the notes will be deemed to be the Underlying Company’s common equity securities rather than the ADRs, and the calculation agent will determine the price of the Market Measure by reference to those common shares, as described below under “Description of the Notes—Delisting of ADRs or Termination of ADR Facility.” Replacing the original ADRs with the underlying common shares may adversely affect the value of the notes and the Redemption Amount.

One of our affiliates may serve as the depositary for ADRs.  One of our affiliates may serve as depositary for some foreign companies that issue ADRs. If an Underlying Stock is an ADR, and one of our affiliates serves as depositary for such ADRs, the interests of our affiliate, as depositary for the ADRs, may be adverse to your interests as a holder of the notes.

Other Risk Factors Relating to the Underlying Stock

The applicable term sheet may set forth additional risk factors as to the Underlying Stock that you should review prior to purchasing the notes.

SUPPLEMENTAL USE OF PROCEEDS AND HEDGING

Unless otherwise specified in any term sheet, we intend to use the proceeds from each offering of the notes for our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland.  We may also use some or all of the proceeds from any offering to hedge our obligations under the notes.  In addition, we may also invest the proceeds temporarily in short-term securities.  The net proceeds will be applied exclusively outside Switzerland unless Swiss fiscal laws allow such usage in Switzerland without triggering Swiss withholding taxes on interest payments on debt instruments.

DESCRIPTION OF THE NOTES

General

The notes are part of a series of senior debt securities that we may issue under our senior indenture, dated as of March 29, 2007, as it has been and may be amended from time to time, between Credit Suisse and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “senior indenture”). This product supplement summarizes financial and other terms that apply generally to the notes and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus.  These documents should be read in connection with the applicable term sheet.

The maturity date of the notes and the aggregate principal amount of each issue of notes will be stated in the term sheet. If any scheduled payment date is not a business day, we will make the required payment on the next business day, and no additional interest will accrue as a result of such delay.

The notes do not guarantee the return of principal at maturity. The notes will be payable only in U.S. dollars.

Prior to the maturity date, the notes are not redeemable by us, except under the limited circumstances set forth below, or repayable at the option of any holder.  The notes are not subject to any sinking fund. The notes are not subject to the defeasance provisions described in the prospectus under the caption “Description of Debt Securities—Defeasance.”

We will issue the notes in denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10.  The CUSIP number for each issue of the notes will be set forth in the applicable term sheet.  You may transfer the notes only in whole units.

Interest

The notes will bear periodic interest payments at the fixed rate specified in the applicable term sheet.  Unless otherwise set forth in the applicable term sheet, the interest will be paid quarterly in cash in arrears on each interest payment date specified in the term sheet.  Interest payable on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Each interest payment will include interest accrued from, and including, the issue date or the most recent interest payment date to, but excluding, the next interest payment date.  Unless otherwise specified in the term sheet, for so long as the notes are held in book-entry form only, we will pay interest to the persons in whose names the notes are registered at the close of business one business day prior to each interest payment date.

Unless otherwise set forth in the term sheet, a “business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York.

Notwithstanding the foregoing, the final payment of interest and the Redemption Amount will be paid to the person in whose names the notes are registered on the maturity date.

Payment at Maturity

At maturity, subject to our credit risk as issuer of the notes, in addition to the final interest payment on the notes, you will receive a Redemption Amount, denominated in U.S. dollars. The “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than or equal to the Step Level, then the Redemption Amount will equal:

•	If the Ending Value is less than the Step Level but is greater than or equal to the Threshold Value, then the Redemption Amount will equal the principal amount.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

The “Step Level” will be a price of the Underlying Stock that reflects a specified percentage above the Starting Value.  The Step Level will be determined on the pricing date and set forth in the term sheet.

The “Step Payment” will be a dollar amount representing a fixed percentage of the principal amount and set forth in the term sheet.

The “Threshold Value” will be a price of the Underlying Stock that equals a specified percentage of the Starting Value, which will be less than or equal to 100%.  The Threshold Value will be determined on the pricing date and set forth in the term sheet. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for the notes will be less than the principal amount if there is any decrease in the value of the Underlying Stock from the Starting Value to the Ending Value, and you may lose all of your principal amount of the notes.

Each term sheet will provide examples of payments on the notes based on certain hypothetical Ending Values.

The term sheet will set forth information as to the Underlying Stock, including information as to the historical prices of the Underlying Stock.  However, historical prices of the Underlying Stock are not indicative of its future performance or the performance of your notes.

An investment in the notes does not entitle you to any ownership interest, including any voting rights, in the Underlying Stock, nor dividends paid or other distributions made, by the Underlying Company.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the term sheet, the “Starting Value” will be the price of the Underlying Stock on the pricing date, determined as set forth in the term sheet.

Ending Value

Unless otherwise specified in the term sheet, the “Ending Value” will equal the Closing Market Price of the Underlying Stock as of the valuation date multiplied by the Price Multiplier on that day.

Unless otherwise specified in the term sheet, the following definitions will apply:

The “valuation date” means a trading day shortly before the maturity date.  The valuation date will be set forth in the term sheet.

A “trading day” means a day on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange (the “NYSE”), the NASDAQ Stock Market, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

If there is a Market Disruption Event on the scheduled valuation date, the valuation date will be the immediately succeeding trading day during which no Market Disruption Event occurs or is continuing; provided that the Ending Value will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that second scheduled trading day.

The “Closing Market Price” for one share of the Underlying Stock (or one unit of any other security for which a Closing Market Price must be determined) on any trading day means any of the following:

•	if the Underlying Stock (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The NASDAQ Stock Market, the official closing price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Exchange Act on which the Underlying Stock (or such other security) is listed or admitted to trading;

•	if the Underlying Stock (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on that day;

•	if the Underlying Stock (or such other security) is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and the Underlying Stock (or such other security) is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the Underlying Stock (or such other security) is listed or admitted to trading (converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable); or

•	if the Closing Market Price cannot be determined as set forth in the prior bullets, the mean, as determined by the calculation agent, of the bid prices for the Underlying Stock (or such other security) obtained from as many dealers in that security (which may include us, MLPF&S and/or any of our respective affiliates), but not exceeding three, as will make the bid prices available to the calculation agent. If no such bid price can be obtained, the Closing Market Price will be determined (or, if not determinable, estimated) by the calculation agent in its sole discretion in a commercially reasonable manner.

The initial “Price Multiplier” for the Underlying Stock will be one, unless otherwise set forth in the term sheet. The Price Multiplier for each Underlying Stock will be subject to adjustment for certain corporate events relating to that Underlying Stock described below under “—Anti-Dilution Adjustments.”

Market Disruption Events

As to any Underlying Stock (or any “successor Underlying Stock,” which is the common equity securities of a Successor Entity (as defined below)), a “Market Disruption Event” means any of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Underlying Stock (or the successor to the Underlying Stock) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session);

(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the Underlying Stock (or successor to the Underlying Stock) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the shares of the Underlying Stock (or successor to the Underlying Stock); or

(C)	the determination that the scheduled valuation date is not a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the shares of the Underlying Stock (or successor Underlying Stock) or the relevant futures or options contracts relating to such shares will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the shares of the Underlying Stock (or successor Underlying Stock), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Underlying Stock;

(4)	subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Anti-Dilution Adjustments

As to any Underlying Stock (or successor Underlying Stock), the calculation agent, in its sole discretion, may adjust the Price Multiplier (and as a result, the Ending Value), and any other terms of the notes (such as the Starting Value), if an event described below occurs after the pricing date and on or before the valuation date and if the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying Stock or successor Underlying Stock.

The Price Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. No adjustments to the Price Multiplier will be required unless the adjustment would require a change of at least 0.1% in the Price Multiplier then in effect.  Any adjustment that would require a change of less than 0.1% in the Price Multiplier which is not applied at the time of the event may be reflected at the time of any subsequent adjustment that would require a change of the Price Multiplier. The required adjustments specified below do not cover all events that could affect an Underlying Stock.

No adjustments to the Price Multiplier for any Underlying Stock or any other terms of the notes will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments or adjustments that differ from those described herein to the Price Multiplier or any other terms of the notes to reflect changes to the Underlying Stock if the calculation agent determines that the adjustment is appropriate to ensure an equitable result.

The calculation agent will be solely responsible for the determination of any adjustments to the Price Multiplier for any Underlying Stock or any other terms of the notes and of any related determinations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments are required to be made for certain other events, such as offerings of common equity securities by any Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Underlying Stock by the Underlying Company.

Following certain corporate events relating to an Underlying Stock, where the Underlying Company is not the surviving entity, any payment you receive on the notes may be based on the equity securities of a successor to the Underlying Company or any cash or any other assets distributed to holders of the Underlying Stock in such corporate event.

Following an event that results in an adjustment to the Price Multiplier for any Underlying Stock or any of the other terms of the notes, the calculation agent may (but is not required to) provide holders of the notes with information about that adjustment as it deems appropriate, depending on the nature of the adjustment.  Upon written request by any holder of the notes, the calculation agent will provide that holder with information about such adjustment.

Anti-Dilution Adjustments to Underlying Stocks that Are Common Equity

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier for any Underlying Stock and other terms of the notes, and hence the Ending Value, as a result of certain events related to the Underlying Stock, which include, but are not limited to, the following:

Stock Splits and Reverse Stock Splits. If the Underlying Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•	the number of shares that a holder of one share of the Underlying Stock before the effective date of the stock split or reverse stock split would have owned immediately following the applicable effective date.

For example, a two-for-one stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of two.  In contrast, a one-for-two reverse stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of one-half.

Stock Dividends.  If the Underlying Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of Underlying Stock) that is given ratably to all holders of the Underlying Stock or (ii) a distribution of additional shares of the Underlying Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company, then, once the dividend has become effective and the Underlying Stock is trading ex-dividend, the Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of additional shares issued in the stock dividend with respect to one share of the Underlying Stock;

provided that no adjustment will be made for a stock dividend for which the number of shares of the Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

For example, a stock dividend of one new share for each share held would ordinarily change a Price Multiplier of one into a Price Multiplier of two.

Extraordinary Dividends.  There will be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to the Underlying Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Underlying Stock, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs, the Price Multiplier will be adjusted on the ex-dividend date so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•	a fraction, the numerator of which is the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Stock on that preceding trading day exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend will equal:

•	in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive.  A distribution on the Underlying Stock described in the section “—Issuance of Transferable Rights or Warrants” or clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Issuance of Transferable Rights or Warrants. If the Underlying Company issues transferable rights or warrants to all holders of record of the Underlying Stock to subscribe for or purchase the Underlying Stock, including new or existing rights to purchase the Underlying Stock under a shareholder rights plan or arrangement, then the Price Multiplier will be adjusted on the trading day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of shares of the Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of the Underlying Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right. If the warrants or rights are not traded on a registered national securities exchange, the cash value will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at

3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Reorganization Events

If after the pricing date and on or prior to the valuation date of the notes, as to any Underlying Stock:

(a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;

(e)	the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of an affiliate of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;

(g)	there occurs any reclassification or change of the Underlying Stock that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Underlying Stock to another entity or person;

(h)	the Underlying Company or any Successor Entity is the surviving entity of a merger, combination, or consolidation, that results in the outstanding Underlying Stock (other than Underlying Stock owned or controlled by the other party to such transaction) immediately prior to such event collectively representing less than 50% of the outstanding Underlying Stock immediately following such event; or

(i)	the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier or to the method of determining the Redemption Amount or any other terms of the notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the notes of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Stock or to the notes), which may, but need not, be determined by reference to the adjustment(s) made in respect of such

Reorganization Event by an options exchange to options on the relevant Underlying Stock traded on that options exchange and determine the effective date of that adjustment.  If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the maturity date of the notes to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes and as though the valuation date were the fifth trading day prior to the date of acceleration.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, then the calculation agent may cause the maturity date of the notes to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes, and as though the valuation date were the fifth trading day prior to the date of acceleration.  If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

If the notes are accelerated as described in the two preceding paragraphs, you will also receive interest accrued on the notes until the date that the Redemption Amount is paid.  However, upon any such acceleration, you will not be entitled to any interest that would have accrued after the date of acceleration.

Alternative Anti-Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Price Multiplier for any Underlying Stock or to the other terms of the notes, including the method of determining the Redemption Amount, described in this section, but may instead make adjustments, in its discretion, to the Price Multiplier for any Underlying Stock or any other terms of the notes (such as the Starting Value) that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Underlying Stock or any successor common stock. For example, if an Underlying Stock is subject to a two-for-one stock split, and the Options Clearing Corporation adjusts the strike prices of the options contract on that Underlying Stock by dividing the strike price by two, then the calculation agent may also elect to divide the Starting Value by two. In this case, the Price Multiplier will remain one. This adjustment would have the same economic effect on holders of the notes as if the Price Multiplier had been adjusted.

Anti-Dilution Adjustments to Underlying Stocks that Are ADRs

For purposes of the anti-dilution adjustments set forth above, if the Underlying Stock is an ADR (an “Underlying ADR”), the calculation agent will consider the effect of any of the relevant events on the Underlying ADR, and adjustments will be made as if the Underlying ADR was the Underlying Stock described above.  For example, if the stock represented by the Underlying ADR is subject to a two-for-one stock split, and assuming an initial Price Multiplier of 1, the Price Multiplier for the Underlying ADR would be adjusted so that it equals two.  Unless otherwise specified in the applicable term sheet, with respect to notes linked to an Underlying ADR (or an Underlying Stock issued by a non-U.S. Underlying Company), the term “dividend” means the dividends paid to holders of the Underlying ADR (or the Underlying Stock issued by the non-U.S. Underlying Company), and such dividends may reflect the netting of any applicable foreign withholding or similar taxes that may be due on dividends paid to a U.S. person.

The calculation agent may determine not to make an adjustment if:

(A)	holders of the Underlying ADR are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth above if the notes had been linked directly to the common shares of the Underlying Company represented by the Underlying ADR; or

(B)	to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADRs has adjusted the number of common shares of the Underlying Company represented by each share of the Underlying ADR, so that the market price of the Underlying ADR would not be affected by the corporate event.

If the Underlying Company or the depositary for the ADRs, in the absence of any of the events described above, elects to adjust the number of common shares of the Underlying Company represented by each share of the Underlying ADR, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depositary for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depositary, the calculation agent may adjust the Price Multiplier or other terms of the notes as the calculation agent determines commercially reasonable to account for that event.

Delisting of ADRs or Termination of ADR Facility

If the Underlying ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, then, on and after the date that the Underlying ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the Market Measure for the notes will be deemed to be the Underlying Company’s common equity securities rather than the Underlying ADR. The calculation agent will determine the price of the Market Measure by reference to those common shares. Under such circumstances, the calculation agent may modify any terms of the notes as it deems necessary, in its sole discretion, to ensure an equitable result. On and after the termination date, for all purposes, the Closing Market Price of the Underlying Company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Underlying Stock

Any information regarding the Underlying Stock or the Underlying Company will be derived from publicly available documents. Any Underlying Stock will be registered under the Exchange Act.  Information provided to or filed with the SEC by any Underlying Company can be located at the SEC’s facilities or through the SEC’s website, www.sec.gov.  None of us, the agents, or any of our respective affiliates will have independently verified the accuracy or completeness of any of the information or reports of an Underlying Company.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock.  None of us, the agents, or any of our respective subsidiaries or affiliates makes any representation to any purchaser of the notes as to the performance of the Underlying Stock.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the Starting Value, the Threshold Value, the Step Level, the Ending Value, the Price Multiplier, the Closing Market Price, the Redemption Amount, any Market Disruption Events, any anti-dilution adjustments, a successor Underlying Stock, business days, and trading days.  Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as the calculation agent for the notes. Alternatively, we and MLPF&S or one of its affiliates may act as joint calculation agents for the notes.  When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be.  We may change the calculation agent at any time without notifying you.  The identity of the calculation agent will be set forth in the applicable term sheet.

Purchases

We may at any time purchase the notes, which may, in our sole discretion, be held, sold or cancelled.

Cancellation

Upon the purchase and surrender for cancellation of any notes by us, such notes will be cancelled by the trustee.

Book-Entry, Delivery and Form

We will issue the notes in the form of one or more fully registered global securities, or the global notes, in denominations of $10 or integral multiples of $10 greater than $10 or such other denominations specified in the applicable term sheet. We will deposit the notes with, or on behalf of, DTC, as the depositary, and will register the notes in the name of Cede & Co., DTC’s nominee. Your beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

As long as the notes are represented by the global notes, we will make all payments on the notes, if any, to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date.

For a further description of procedures regarding global securities representing book-entry securities, we refer you to “Description of Certain Provisions Relating to Debt Securities and Contingent Convertible Securities—Book-Entry System” in the accompanying prospectus and “Description of Notes—Book-Entry, Delivery and Form” in the accompanying prospectus supplement.

Events of Default and Acceleration

Events of default are defined in the senior indenture.  If such an event occurs and is continuing, unless otherwise stated in the term sheet, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the notes matured on the date of acceleration and as if the valuation date were the fifth trading day prior to the date of acceleration.

If a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to the issuer, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the amount payable upon default and acceleration as described above.  In case of a default in payment of the notes, whether at their maturity or upon acceleration, and whether in an insolvency proceeding or otherwise, the notes will not accrue any default or other interest rate.

Listing

Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and one or more of its affiliates may act as our agents for any offering of the notes.  The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet.  Each agent will be a party to the distribution agreement described in the “Plan of Distribution (Conflicts of Interest)” beginning on page S-5 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of the notes sold through its efforts, which will be set forth in the applicable term sheet.  You must have an account with the applicable agent in order to purchase the notes.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any notes.  You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

MLPF&S and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any notes after their initial sale solely for the purpose of providing investors with the description of the terms of the notes that were made available to investors in connection with the initial distribution of the notes. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Credit Suisse or for any purpose other than that described in the immediately preceding sentence.

CREDIT SUISSE AG

Credit Suisse AG, London Branch (“CSLB”), was registered in England and Wales on April 22, 1993. It is, among other things, a vehicle for various funding activities of Credit Suisse AG. CSLB exists as part of Credit Suisse AG and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. CSLB is authorized and regulated by the Financial Market Supervisory Authority in Switzerland, is authorized by the Prudential Regulation Authority in the U.K., and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the U.K.  CSLB’s address is One Cabot Square, London EC14 4QJ, and its telephone number is +44 20 7888 8888. For additional information, see “Credit Suisse” in the accompanying prospectus.

Credit Suisse may at any time substitute another of its branches for the branch through which it acts under the notes for all purposes under the notes.  The notes will remain obligations of Credit Suisse, notwithstanding any such substitution.

Material U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the notes that may be relevant to holders of the notes that acquire their notes from us as part of the original issuance of the notes.  This discussion applies only to holders that hold their notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the notes as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction,

•	a person whose functional currency is not the U.S. dollar, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the IRS has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the notes, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the notes, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Notes

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of the notes or securities with terms that are substantially the same as those of your notes.  We cannot assure you that the IRS or any court will agree with the tax treatment described below or in the applicable pricing supplement for a particular note. Possible alternative characterizations and risks to investors of such characterizations are discussed below.

Due to the terms of the notes and the uncertainty of the tax law with respect to the characterization of the notes, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the notes for U.S. federal income tax purposes, but believes that it is reasonable to treat the notes as prepaid financial contracts, with respect to the Market Measure, that are eligible for open transaction treatment in part.  In the absence of an administrative or judicial ruling to the contrary, by acceptance of the notes you agree to treat the notes for all tax purposes in accordance with such characterization and the balance of this discussion assumes that the notes will be so treated.

Alternative Characterizations of the Notes

You should be aware that the characterization of the notes as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described below.  For example, the IRS might characterize a note as a notional principal contract (an “NPC”).  In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate regardless of an investor’s usual method of tax accounting.  Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature.  Deductions for NPC payments may be limited in certain cases.  Certain payments under an NPC may be treated as U.S. source income.  Generally, the notes are not, and we do not expect that the notes will be, listed on a securities exchange.  In the event the notes are listed on a securities exchange and the IRS seeks to characterize your notes as options, the notes would be characterized as Code section 1256 contracts.  In such case, the notes would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  It is also possible that the IRS would assert that the notes are debt instruments, which may result in adverse tax consequences.  You should consult your tax advisor regarding the possible tax consequences of characterization of the notes as debt instruments.  If the Market Measure includes an equity interest in a non-U.S. company, including ADRs, the IRS could also characterize your notes as an option on a passive foreign investment company (“PFIC”). Alternatively, the IRS might assert that the notes constitute a “constructive ownership transaction,” in which case, under Code section 1260, all or a portion of your gain, if any, from the notes would be recharacterized as ordinary income, and you would be required to pay additional tax calculated by reference to interest on the tax on such recharacterized income.  See “Constructive Ownership Transaction Rules” below.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of notes that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds notes, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding notes, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the notes.

In accordance with the agreed-upon tax treatment described above, a U.S. Holder will treat any coupon payment received in respect of a note as ordinary income includible in such U.S. Holder’s income in accordance with the U.S. Holder’s method of accounting.  Upon receipt of the Redemption Amount from us (and subject to the discussion below under “Constructive Ownership Transaction Rules”), a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the note at that time.  Such gain or loss will be long-term capital gain or loss in the case of a U.S. Holder that has held the note for more than one year at settlement or maturity and short-term capital gain or loss otherwise.

Upon the sale or other taxable disposition of a note (and subject to the discussion below under “Constructive Ownership Transaction Rules”), a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the note.  Such gain or loss will be long-term capital gain or loss in the case of a U.S. Holder that has held the note for more than one year at the time of disposition and short-term capital gain or loss otherwise.  It is possible that a portion of the amount realized from the sale or taxable disposition of the notes prior to the payment date attributable to an expected coupon could be treated as ordinary income.  You should consult your tax advisor regarding this possibility and the consequences of such treatment to you.

Constructive Ownership Transaction Rules

All or a portion of gain arising from certain “constructive ownership transactions” may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income.  These rules by their terms may apply to any gain derived from the notes if the notes reference an equity interest in a “pass-thru entity” within the meaning of Code section 1260, which includes shares in a PFIC and certain other entities.  If the term of the notes is one year or greater and the Market Measure includes an equity interest in a non-U.S. company, including ADRs, the IRS might assert that the constructive ownership transaction rules of Code section 1260 apply.

If the notes are treated as a constructive ownership transaction, any gain therefrom that otherwise would be long-term capital gain in excess of the “net underlying long-term capital gain” will be treated as ordinary income, and an interest charge will apply as if such income had accrued for tax purposes at a constant yield over the term of the notes.  There is a presumption that all of the gain realized that otherwise would have been long-term capital gain is subject to recharacterization as ordinary income and an interest charge, unless the contrary is demonstrated by clear and convincing evidence.  Accordingly, any gain a U.S. Holder realizes from the sale, exchange or redemption of its notes in excess of the amount of long-term capital gain that it can establish that it would have realized had it (1) invested in the Underlying Stock (rather than the notes) on the issue date of the notes, and (2) sold the Underlying Stock on the date of sale, exchange or redemption of the notes, could be recharacterized as ordinary income and subject to an interest charge, as described above.

Code section 1260 also provides that the U.S. Department of the Treasury is to issue regulations that would exclude from the scope of Code section 1260 certain forward contracts that do not convey “substantially all of the economic return” with respect to the applicable reference asset, which in the case of the notes would be all or a portion of the Market Measure.  However, no such regulations have been issued despite the fact that Code section 1260 was enacted in 1999, and there can be no assurance that any regulations that may be issued would apply to notes that are issued before such regulations.  In the absence of regulations, there can be no assurance that the notes would not be so considered or that Code section 1260 would not otherwise apply to the notes.

You should consult with your tax advisor regarding the possible application of the constructive ownership transaction rules to the notes.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. Holder’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the notes) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the notes and any gain on sale or other taxable disposition of the notes will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you should consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the notes.

Notes Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and regulations thereunder, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  To avoid becoming subject to the 30% withholding tax on payments to it, a financial institution may be required to report information to the IRS regarding the holders of the notes. In the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the notes directly or indirectly through such non-compliant foreign financial institutions, a payor may be required to withhold on a portion of payments under the notes.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%.

If payments on the notes are determined to be from sources within the United States, such payments will be treated as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a U.S.-owned foreign entity and the identity of any substantial U.S. owners of such entity.  If such withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

Subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above and certain payments made with respect to a “preexisting obligation,” as defined in the regulations), (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made after the later of December 31, 2018, or the date that final regulations defining the term “foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) with respect to foreign passthru payments, any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is executed on or prior to the date that is six months after the date on which final regulations defining foreign passthru payments are published (a “grandfathered obligation”), (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is executed on or prior to the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents, and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your notes through a foreign financial institution or foreign entity, a portion of any of your payments may be subject to 30% withholding.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets exceeds $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by a person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity.  Additionally, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Pursuant to the regulations and subject to certain exceptions, “specified domestic entities” are domestic corporations, domestic partnerships, or certain trusts that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain corporations and partnerships, which are closely held by a specified individual and that meet passive income or passive asset tests, and, with certain exceptions, domestic trusts that have one or more specified individuals or specified domestic entities as a current beneficiary.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder or a specified domestic entity.  Penalties apply to any failure to file IRS Form 8938.  In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed.  You should consult your tax advisor as to the possible application to you of this information reporting requirement and the related statute of limitations tolling provision.

Non-U.S. Holders Generally

Except as provided under “Notes Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” and unless otherwise stated in the applicable pricing supplement, payments made to a holder of the notes that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its notes will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the notes by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the notes should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States.  Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax at a rate of 30%.  A “dividend equivalent” payment is defined under the Code as (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United

States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).

Regulations provide that a dividend equivalent is any payment that references the payment or deemed payment of (i) a dividend from an underlying security pursuant to a securities lending or sale-repurchase transaction, (ii) a dividend from an underlying security pursuant to a specified NPC, (iii) a dividend from an underlying security pursuant to a specified equity-linked instrument (a “specified ELI”), and (iv) any other substantially similar payment.  The regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.  An underlying security is any interest in an entity if a payment with respect to that interest could give rise to a U.S. source dividend pursuant to Treasury regulation section 1.861-3. An NPC is a notional principal contract as defined in Treasury regulation section 1.446-3(c).  An equity-linked instrument (“ELI”) is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) that references the value of one or more underlying securities, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement.  A “section 871(m) transaction” is any securities lending or sale-repurchase transaction, specified NPC, or specified ELI.

Pursuant to the regulations and Notice 2017-42, for any payment made on or after January 1, 2017 with respect to any transaction issued on or after January 1, 2017, any NPC or ELI that has a delta of one with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively.  For any payment made on or after January 1, 2019 with respect to any transaction issued on or after January 1, 2019, (a) a “simple” NPC or “simple” ELI that has a delta of 0.8 or greater with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively, and (b) a “complex” NPC or “complex” ELI that meets a substantial equivalence test with respect to an underlying security at the time of issuance is a specified NPC or specified ELI, respectively.

Certain events could cause previously issued notes to be deemed to be issued as new notes for purposes of the effective dates provided in the regulations. For example, U.S. withholding tax could apply to the notes under these rules if a Non-U.S. Holder enters, or has entered, into certain other transactions in respect of the Market Measure or the notes.  A Non-U.S. Holder that enters, or has entered, into other transactions in respect of the Market Measure or the notes should consult its own tax advisor regarding the application of Code section 871(m) to its notes in the context of its other transactions.

Withholding on payments will be based on actual dividends or, if otherwise notified by us in accordance with applicable regulations, on estimated dividends used in pricing the note.  If an adjustment is made for the actual dividends, then the true-up payment (in addition to the estimated dividend) is added to the per-share dividend amount.  If a transaction is a section 871(m) transaction, information regarding the amount of each dividend equivalent, the delta of the potential 871(m) transaction, the amount of any tax withheld and deposited, the estimated dividend amount and any other information necessary to apply the regulations will be provided, communicated, or made available to Non-U.S. Holders in a manner permitted by the applicable regulations.

In accordance with the regulations, U.S. tax will be withheld on any portion of a payment or deemed payment (including, if appropriate, the payment of the purchase price) that is a dividend equivalent with respect to any note unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.  These regulations are extremely complex.  Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these regulations and whether payments or deemed payments on the notes constitute dividend equivalent payments.

Foreign Investment in U.S. Real Property

A Non-U.S. Holder may be subject to U.S. federal income tax on a disposition of a “U.S. real property interest” as defined in Treasury Regulations section 1.897-1(c) (a “USRPI”).  Any gain on such disposition is treated as effectively connected with a U.S. trade or business of the Non-U.S. Holder and is subject to tax and withholding on the amount realized on the disposition.  A USRPI may consist of an interest in U.S. real property or an interest in a United States real property holding corporation (a “USRPHC”) within the meaning of Code section 897.  However, an interest in a USRPHC that does not exceed generally 5% of the corporation’s regularly traded stock is not a USRPI.

Thus, a Non-U.S. Holder who owns directly, indirectly or constructively, shares of an Underlying Company that is considered to be a USRPI, or other interests having a return based on the appreciation in the value of, or in the gross or net proceeds or profits generated by, such Underlying Company, may be subject to U.S. federal income tax on the sale or exchange of the notes if such Non-U.S. Holder owns more than generally 5% of the shares of such Underlying Company when considering the shares or other interests of such Underlying Company that are directly, indirectly or constructively owned by such Non-U.S. Holder.  Ownership of the notes may also impact the taxation of such other shares or interests.

We do not intend to ascertain whether the Underlying Company is a USRPHC.  In making its investment decision, a Non-U.S. Holder should be prepared to accept the tax treatment that results from either the Underlying Company being treated as a USRPI or from the Underlying Company not being a USRPI.

Each Non-U.S. Holder, in connection with acquiring the notes, is deemed to represent that it does not own, and will not own, more than 5% of the shares of an Underlying Company that is considered to be a USRPHC, either directly, indirectly or constructively.  We and any withholding agent will rely on the accuracy of this representation.  For purposes of this discussion, any interest other than solely as a creditor within the meaning of Treasury Regulations Section 1.897-1(d) shall be treated as ownership of shares of the Underlying Company.

Non-U.S. Holders should consult their own tax advisors on the impact of other shares or interests in the Underlying Company, the impact of ownership of the notes on such other shares or interests, and the consequences of making the representation in the preceding paragraph.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A note may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the note at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States.  Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

Potential Changes to the Tax Rules for Financial Instruments

Members of Congress have from time-to-time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the notes).  These or other potential changes in law could adversely affect the tax treatment of the notes and may be applied with retroactive effect.  You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

Backup Withholding and Information Reporting

A holder of the notes (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the notes may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.  If such withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986 (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” (within the meaning of U.S. Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA) by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In considering an investment in the notes for of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.  Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the notes. We also refer you to the portions of the offering circular addressing restrictions applicable under ERISA, the Code and Similar Law.

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, and our current and future affiliates, including Credit Suisse Securities (USA) LLC and the calculation agent, may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in the notes should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the notes may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase the notes, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration (within the meaning of Section 408(b)(17) of ERISA or Section 4975(f)(10) of the Code) in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Each purchaser or holder of the notes, and each fiduciary who causes any entity to purchase or hold the notes, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such notes, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding the notes on behalf of or with the assets of any Plan or Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such notes shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

On April 6, 2016, the U.S. Department of Labor issued a final regulation (29 CFR Section 2510.3-21) (the “DOL Regulation”) re-defining when a party becomes a fiduciary under ERISA and under Section 4975 of the Code in connection with the provision of “investment advice”.  Effective June 9, 2017, the DOL Regulation became applicable. The DOL Regulation provides an exception to fiduciary status in connection with the provision of advice by a person (e.g., a bank or broker-dealer) to a fiduciary of a plan (including a fiduciary to an entity that holds “plan assets”) who is independent of the advice provider in connection with arm’s length transactions related to the investment of securities or other property.  We intend to qualify for this exception to fiduciary status under the DOL Regulation.

Accordingly, any person purchasing the notes on behalf of a Plan (the “Plan Fiduciary”) will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes (the “Transaction”) that:

(i)	Neither Credit Suisse, MLPF&S, the Calculation Agent or any of their respective affiliates (“us” or “we”) is acting as a fiduciary (as defined under ERISA, Section 4975 of the Code and/or Section 3(21) of ERISA, and the Regulation) to the Plan with respect to its purchase of the notes;

(ii)	The Plan Fiduciary is either:

(a)	a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”) that is regulated and supervised and subject to periodic examination by a State or Federal agency,

(b)	an insurance carrier that is qualified under the laws of more than one State to perform the services of managing, acquiring or disposing of assets of the Plan,

(c)	an investment adviser registered under the Advisers Act or, if not registered by reason of paragraph (1) of Section 203A of such Act, is registered as an investment adviser under the laws of a State in which it maintains its principal office and place of business;

(d)	a broker-dealer registered under the Securities Exchange Act of 1934, or

(e)	an independent fiduciary that holds, or that has under its management and control, total assets of at least $50 million as of the date of the Transaction (and will notify us in writing if such amount drops below $50 million);

(iii)	The Plan Fiduciary is an independent fiduciary of the Plan under ERISA or the Code, or both, with respect to the Transaction, and it is responsible for exercising independent judgment in evaluating the decision to purchase the notes on behalf of the Plan;

(iv)	As an independent fiduciary of the Plan, the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with regard to this particular Transaction and investment strategies;

(v)	The Plan Fiduciary understands and has been informed by us that we and our affiliates are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity to the Plan, in connection with the Transaction;

(vi)	The Plan Fiduciary understands and has been fairly informed by us of the existence and nature of our financial interests in the Transaction (as discussed in the sections above, “Risk Factors — General Risks Relating to the Notes” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” and “Supplemental Use of Proceeds and Hedging” and in the related sections of the applicable term sheet); and

(vii)	The Plan Fiduciary confirms that we will not receive a fee or other compensation directly from the Plan or any fiduciary, participant or beneficiary of the Plan, for the provision of investment advice in connection with the Transaction.

Any person purchasing the notes on behalf of a Plan that cannot make the above representations, is ineligible to purchase the notes on behalf of such Plan.

  Any person purchasing the notes on behalf of a Non-ERISA Arrangement will be deemed to have represented, by its purchase and holding of the notes that (a) neither Credit Suisse, MLPF&S, the Calculation Agent nor their respective affiliates (collectively, the “Seller”) is a “fiduciary” (under Section 3(21) of ERISA, or under any regulations thereunder, or with respect to an Non-ERISA Arrangement under Similar Law) with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by the Seller of any rights in connection with the notes, (b) no advice provided by the Seller has been directed specifically to, or has been based on the particular investment needs of, such purchaser or has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from the Seller to the purchaser with respect to the notes is not intended by the Seller to be impartial investment advice and is rendered in its capacity as a seller of such notes and not a fiduciary to such purchaser.

Each purchaser of the notes will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the notes would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.